Exhibit 99.1

In the

United States Court of Appeals

For the Seventh Circuit

Nos. 12-1026 & 12-1051

UNITED STATES OF AMERICA and

STATE OF ILLINOIS,

Plaintiffs-Appellants,

v.

MIDWEST GENERATION, LLC,

EDISON MISSION ENERGY, and

COMMONWEALTH EDISON COMPANY,

Defendants-Appellees.

Appeals from the United States District Court
for the Northern District of Illinois, Eastern Division.
No. 09 C 5277—John W. Darrah, Judge.

ARGUED SEPTEMBER 20, 2012—DECIDED JULY 8, 2013

Before EASTERBROOK, Chief Judge, and MANION and TINDER, Circuit Judges.

EASTERBROOK, Chief Judge. Any “major emitting facility” built or substantially modified after August 7, 1977, in parts of the country subject to the rules about prevention of significant deterioration (PSD), needs a permit.

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42 U.S.C. §7475(a). This construction permit is in addition to the operating permits that many facilities require under the Clean Air Act and the need to comply with state implementation plans. One condition of a construction permit is installation of “the best available control technology for each pollutant subject to regulation under” the Act. 42 U.S.C. §7475(a).

Between 1994 and 1999 Commonwealth Edison Co. modified five of its coal-fired power plants: Crawford and Fisk in Chicago; Powerton in Pekin; Waukegan Station in Waukegan; and Joliet in Joliet. All five plants had been operating on August 7, 1977, and were grand-fathered until the modification. We must assume, given the posture of this litigation, that the modifications required permits under §7475(a). But Commonwealth Edison did not obtain permits. The question “how much repair or change requires a permit?” has been contentious and difficult. See, e.g., Environmental Defense v. Duke Energy Corp., 549 U.S. 561 (2007); United States v. Cinergy Corp., 458 F.3d 705 (7th Cir. 2006); United States v. Cinergy Corp., 623 F.3d 455 (7th Cir. 2010). Commonwealth Edison took the position that permits were not required and that it therefore was not obliged to install “the best available control technology” (called BACT in the jargon of environmental law).

This was a risky strategy because, if someone had contested the decision within the statute of limitations (five years; see 28 U.S.C. §2462), then Commonwealth Edison could have needed to undertake a further round of modifications to get the permit and might have had

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to pay hefty penalties for the delay. As it happened, however, no one sued until 2009, a decade after the last of the modifications had been completed. The district court dismissed as untimely the claim based on §7475(a). 694 F. Supp. 2d 999 (N.D. Ill. 2010), reconsideration denied, 781 F. Supp. 2d 677 (2011). Claims concerning another plant remain pending, as do claims related to a different permit requirement for these five plants and the emissions limits for their continued operation. But the district court entered a partial final judgment under Fed. R. Civ. P. 54(b) so that the claim under §7475(a) could proceed to appeal while the parties’ remaining disputes were ongoing in the district court.

After finishing the modifications, Commonwealth Edison sold the five plants to Midwest Generation. This has introduced some complications. The United States and Illinois, the two plaintiffs in this suit, contend that Midwest is liable as Commonwealth Edison’s successor, and it accuses the district court of allowing a corporate restructuring to wipe out liability for ongoing pollution. Adding another twist, Midwest and its corporate parent Edison Mission Energy filed petitions under the Bankruptcy Code after the appeal was argued. The parties have agreed that the law-enforcement exception to the automatic stay in bankruptcy, 11 U.S.C. §362(b)(4), applies to these proceedings, which therefore need not be consigned to limbo. Nor need we worry about whether the sale had any effect on liability, and if so who would be responsible today. Midwest cannot be liable when its predecessor in interest would not have been liable had it owned the plants continuously.

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Commonwealth Edison needed permits before undertaking the modifications. By the time this suit commenced, between 10 and 15 years had passed since the modifications were finished, at least double the five-year period of limitations. Plaintiffs do not contend that the time was extended by delay in discovering the modifications and, after Gabelli v. SEC, 133 S. Ct. 1216 (2013), no such argument would be tenable. (Gabelli holds that the time for the United States to sue under §2462 begins with the violation, not with a public agency’s discovery of the violation.) Gabelli observes that “a claim accrues when the plaintiff has a complete and present cause of action” (133 S. Ct. at 1220, quoting from Wallace v. Kato, 549 U.S. 384, 388 (2007)) and that the statute of limitations begins to run when the claim accrues. That occurred as early as 1994 for one plant and no later than 1999 for any of the five.

Plaintiffs concede all of this but reply that failure to obtain a construction permit is a continuing violation. The phrase “continuing violation” is ambiguous. It may mean any of at least three things: (1) ongoing discrete violations; (2) acts that add up to one violation only when repeated; and (3) lingering injury from a completed violation. Analysis will be easier if we call the first situation a continuing violation, the second a cumulative violation, and the third a continuing-injury situation. See Turley v. Rednour, No. 11-1491 (7th Cir. July 3, 2013) (concurring opinion). Plaintiffs make arguments of both the continuing-violation and continuing-injury stripes.

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The continuing-violation argument is that every day a plant operates without a §7475 permit is a fresh violation of the Clean Air Act. Congress sometimes writes regulatory statutes that way, but §7475 is not among them. Section 7475 bears the caption “Preconstruction requirements” and begins this way: “No major emitting facility on which construction is commenced after August 7, 1977, may be constructed in any area to which this part applies unless—”. The rest of §7475(a) spells out the conditions that must be met before the permit will issue. See also 40 C.F.R. §52.21(r)(1). The text bears out the caption: it specifies a step the operator must take before constructing or modifying a “major emitting facility”. The violation is complete when construction commences without a permit in hand. Nothing in the text of §7475 even hints at the possibility that a fresh violation occurs every day until the end of the universe if an owner that lacks a construction permit operates a completed facility. Gabelli tells us not to read statutes in a way that would abolish effective time constraints on litigation.

Two other courts of appeals have considered whether operating a new or modified plant, despite failure to obtain a construction permit, is a new violation of §7475(a). Both have held that it is not. Sierra Club v. Otter Tail Power Co., 615 F.3d 1008 (8th Cir. 2010); National Parks and Conservation Association Inc. v. Tennessee Valley Authority, 502 F.3d 1316 (11th Cir. 2007). We agree with those decisions. Although plaintiffs insist that the construction permit has “an operational component,” they

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mean only that under §7475(a)(4) the operator must install the best available control technology. Section 7475(a)(4) specifies what must be built, not how the source operates after construction. If the owners ripped out or deactivated the best available control technology after finishing construction that would not violate §7475—though it might well violate some other statute, regulation, or implementation plan prescribing how polluters run their facilities.

Plaintiffs stress that §7475(a)(4) says that newly built or modified sources are “subject to” the need for the best available control technology. That obligation, they insist, continues after the construction work is done, which leads them to say that National Parks and Conservation Association Inc. v. Tennessee Valley Authority, 480 F.3d 410 (6th Cir. 2007), disagrees with the eighth and eleventh circuits. Yet the sixth circuit’s decision rests on Tennessee statutes and implementation plans that require certain sources to use the best available control technology, while §7475 deals only with conditions precedent to construction or modification. Perhaps an Illinois statute, regulation, or implementation plan provides that any plant “subject to” BACT by virtue of §7475(a)(4) must use it in operation, but any claim of that sort remains pending in the district court. What BACT entails is plant-specific. 40 C.F.R. §52.21(b)(12). All we have for decision is a claim directly under §7475.

Plaintiffs maintain that 415 ILCS 5/9.1(d)(2) works the same way as the Tennessee requirements that the sixth circuit considered. To the extent that this contention is

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independent of §7475, we leave it to the district judge in the first instance. To the extent that plaintiffs maintain that Commonwealth Edison has violated §5/9.1(d)(2) because it earlier violated §7475, the argument is wrong. Section 5/9.1(d)(2) provides that no one shall “modify or operate” a point source “except in compliance with the requirements of such Sections [of the Clean Air Act] and federal regulations adopted pursuant thereto”. Plaintiffs point to “or operate”, which is missing from §7475(a). This gets us nowhere, however; no one can operate a plant except in compliance with federal law with or without §5/9.1(d)(2). We have already concluded that §7475 deals with getting permission for construction, not with a plant’s operations; it follows that Commonwealth Edison’s violations of §7475 during the 1990s do not make its current operations a violation of federal law, so they do not derivatively violate §5/9.1(d)(2).

Plaintiffs’ contention that a continuing injury from failure to get a preconstruction permit (really, from failure to use BACT) makes this suit timely is unavailing. What these plants emit today is subject to ongoing regulation under rules other than §7475. Today’s emissions cannot be called unlawful just because of acts that occurred more than five years before the suit began. Once the statute of limitations expired, Commonwealth Edison was entitled to proceed as if it possessed all required construction permits. That’s the point of decisions such as United Air Lines, Inc. v. McMann, 434 U.S. 192 (1977), and Ledbetter v. Goodyear Tire & Rubber Co., 550 U.S. 618 (2007), which hold that enduring consequences of acts

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that precede the statute of limitations are not independently wrongful.

AFFIRMED

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7-8-13